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                          FABR753@aol.com (JOEL FABER)


Election Update
The candidate forum was held May 9th. Although the turnout was disappointing, the candidates enthusiastically presented their viewpoints and thoughts for the future. Below is an excerpt from my speech. If you would like to read the entire three minute presentation I would be please to e-mail it to you. Just contact me at fabr753@aol.com. Have a great day.

"Today we face new and formidable challenges. Creative and successful contracts must be developed, energy and non energy. There are many paths our exchange can travel. Options include strategic partnerships, an IPO, mergers and alliances. I have not, at this time, developed what I consider the right vehicle. However, I do know that if our exchange is profitable and managed properly emphasizing fiscal restraint we will be strong enough to select and not settle."



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Dear Exchange Member:

     As you know, there is an election of the Board of Directors on May 23, 2001 in the category of public director. I strongly recommend you vote for Mel Falis.

     Mel has been involved with NYMEX for over 20 years. His credentials within the industry and as a advocate for the benefit of members are impeccable. His participation as a board member is quite important to us as we try to assure that the value of our interests increase and NYMEX thrives. I urge you to vote for Mel and allow him to make a serious contribution to the continued success of NYMEX and its members.



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Michel D. Marks
Candidate for NYMEX Board Seat, Equity Holder

To my friends, associates, and shareholders,

NYMEX has been a huge part of my life. My regard and affection for it runs deep.

My first job after college was as a phone clerk on the floor in 1973. I was elected Chairman of the Exchange at 28, and then spent nearly 10 years in that position, leading the turnaround from potatoes to energy.

Those of us who worked here in the 1980's became a strong community. We had our own business interests, yet we also came together for the good of the organization. This was the foundation.

Success was a collective effort.

Today the challenges of an electronic world are putting us all to the test.

In order to go forward, I believe that it's critical for the Exchange to remember the basis of the past.

The entire community - energy, Wall Street, and floor - needs to be, and to feel part of the organization again.

Personally, I would like to be re-involved, and to be helpful and supportive to the Board and shareholders in any way possible. So I am running for election in the Equity Holder category.

A few professional credentials are listed below, and an editorial that I have submitted to Petroleum Argus is attached.

Warm regards,

Michel
732-291-1450
mdmarks@ix.netcom.com

NYMEX, Chairman of the Board 1978-1987
MercOil Inc., Founder and President 1979-1989 -- energy floor brokerage, 35 employees
Silibis Corp, Founder and President 1988-present -- corporate consulting, strategy & business development
Regal Properties, Founder and President 1988-1995 -- real estate development,

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South Beach, Florida
Boards of Directors
--Monmouth County Arts Council and Count Basie Theater, 1990-1993
  (President)
--The Working Playground, 1993-96
--British American Educational Foundation, 1987-present
--Paris Foods Corp, 1996-present
--Petroleum Argus Inc, 2000-present


Monopoly and Competition
By Michel Marks



Monopoly
Being a monopoly is wonderful--but it doesn't last forever.

Management guru Peter Drucker says the average is 15 years.

In the energy business, Standard Oil, the Seven Sisters, OPEC all had their glory days.

Now, NYMEX's status is being threatened.

The imminent combination of IPE and ICE creates the first formidable competitor for NYMEX since it established oil futures 20 years ago. Also, Enron On-Line has been boasting that traders first look at their natural gas prices before NYMEX prices.

Though the exchange has been losing market share for some time, it's really the emergence of these two competitors that challenge its status.

Competition
"Unaccustomed as I am to [competition]" as they say, NYMEX now faces the challenges of re-engineering itself. Thus its position is no different than it was for Standard Oil, Mobil and Exxon, and OPEC--or even ATT, Xerox, and now Microsoft--for that matter.

The transition from monopolist to competitor requires a huge leap.

All had to restructure and reallocate resources in order to prepare themselves to compete.

All had to change their corporate culture.

Their success depended on three things: assets, leadership, and--most importantly--attention to their constituents.

Assets
Fortunately, NYMEX is armed with a formidable portfolio of assets.

These include a clearing organization, a solid brand name, time-tested systems, experienced staff, a solid customer base, a neutral trading platform, and finally an enormous pool of market-marking capital (the locals).

Unfortunately, these assets have gotten a little flabby and neglected.

Leadership
Fortunately, NYMEX has a new chairman, Vincent Viola, who has a reputation




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as a no-nonsense fearless competitor. In contrast to his predecessor, he has already made his fortune in business. No doubt he will be motivated by bottom-line considerations - not political expediency.

It will be up to Viola to re-deploy these assets.

Constituents
NYMEX's past strength has been its relationships with the members of its community - oil companies, brokers, institutional investors, and floor traders.

These relationships have been neglected.

When major oil companies insisted on maintaining a 'posted' (fixed) pricing system in the late 1970s, their customers turned to the spot market and to NYMEX to get a better price.

When OPEC kept its posted prices too high for too long, buyers were happy to leave the cartel for a better deal from spot traders and new producers.

Consequently, both lost a share of the total market.

The Future
If NYMEX loses touch with its constituents, it risks the same fate as OPEC and the major oil companies: lower market share.

Customers may divert more business to electronic platforms and to Wall Street dealers. Floor traders may consider other careers.

To keep its share, NYMEX must revitalize relationships with the members of its extended community.

In this competitive world, there are no magic bullet solutions.

In this world, the customer is King.

If NYMEX listens closely to these constituents - and is responsive - it will find a road map for future success.

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                           [SYRACUSE UNIVERSITY LOGO]
                              SYRACUSE UNIVERSITY

                              SCHOOL OF MANAGEMENT
                               OFFICE OF THE DEAN

May 14, 2001

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Dear:

I ask for your vote for Public Director of the New York Mercantile Exchange. I was a Public Director for NYMEX from 1993 to 1999. During my tenure, I supported the rights of the equity owners. I recognize that the long-term success of the exchange, and thus the success of the owners, depends on satisfying the needs of the final customers. I also recognize that NYMEX's future depends on providing successful opportunities to locals, floor brokers, FCMs, and the employees. The exchange must also find the appropriate mix of electronic and open-outcry trading that will continue to satisfy the needs of the customers. I am committed to working toward a successful future for NYMEX.

In 1990, I was appointed Dean of the School of Management at Syracuse University. Our Undergraduate and MBA Programs are nationally ranked for quality and reputation. Our students frequently are hired into the financial industry in New York. A number of our graduates are owners, members or employees of NYMEX. Our professors are knowledgeable about your products and have written about them. I could speak for NYMEX externally with an internationally recognized business school behind me.

I spent fifteen years in the oil industry with Gulf Oil and Chevron Corporation. I held management positions in planning and operations in exploration and production. At the time of my departure in 1990, I was President of a Chevron subsidiary supplying drilling products. I understand the industry's initial reluctance and subsequent use of your products for price discovery and risk management.

As an economist, I believe in carefully planned regulation of the financial markets, regulation that allows the markets to function efficiently. As a dean, I can speak for and write for the exchange. As a former manager in the oil industry, I understand the needs of the customer. As a former Public Director of NYMEX, I understand your issues and support the success of the exchange. And as a former NFL lineman and Super Bowl participant, I am comfortable with the aggressiveness of NYMEX board meetings. I would be honored to return to the board and support the integrity and success of NYMEX. I hope you will support my candidacy.

                                                  Sincerely,


                                                  George R. Burman
                                                  Dean



            Suite 200 | Crouss-Hinds School of Management Building | Syracuse, New York 13244-2130 | 315-443-3751 | FAX 315-443-5389